EXECUTION

Securities Redemption Agreement
(American Defense Systems, Inc.)

This Securities Redemption Agreement (the "Agreement") is made and entered into, effective as of March 21, 2011 (the "Effective Date"), by and among American Defense Systems, Inc., a Delaware corporation (the "Company"); West Coast Opportunity Fund, LLC, a Delaware limited liability company ("WCOF"); and Centaur Value Fund, L.P., a limited partnership ("CVF" and, together with WCOF, individually a "Stockholder" and together the "Stockholders"), with reference to the following facts:

Recitals:

A.          Each Stockholder is the owner of the number of shares (the "Shares") of the Company's convertible preferred stock designated as "Series A Convertible Preferred Stock," par value $0.001 per share (the "Series A Preferred Stock"), set forth opposite such Stockholder's name on Schedule 1 hereto, which Shares have the rights, preferences, and privileges, and are subject to the restrictions and limitations, set forth in that certain Certificate of Designation (the "Certificate of Designation") that is attached as Appendix A to the Company's Third Amended and Restated Certificate of Incorporate as filed with the Secretary of State of the State of Delaware on April 28, 2008 (the "Restated Certificate").

B.           The Shares were issued to the Stockholders at a purchase price and with a Stated Value of One Thousand Dollars ($1,000) per Share, the Company thereafter failed to redeem the Shares in accordance with the terms of the Certificate of Designation, and effective May 22, 2009, the Company and the Stockholders entered into a Settlement Agreement, Waiver and Amendment (the "Settlement Agreement"), pursuant to which, among other things, the Company agreed (i) to redeem from the Stockholders in the aggregate, on or before December 31, 2009,  7,500 Shares at a redemption price per Share equal to the original Stated Value of those Shares, or $7,500,000 in the aggregate (the "Interim Redemption"), and (ii) that if the Company failed to effect the Interim Redemption, then the redemption price of the Shares would be increased to $1,100 per Share.

C.           The Company thereafter failed to effect the Interim Redemption in accordance with the Settlement Agreement, and consequently the Company is obligated to redeem all of the Shares at a redemption price of $1,100 per Share, or $16,500,000 in the aggregate.

D.           The Company owns 100% of the issued and outstanding membership interests (the "APSG Interests") in American Physical Security Group, LLC, a Delaware limited liability company ("APSG").

E.            In order to satisfy the Company's obligation to redeem the Shares, the parties have agreed to undertake the following transactions (collectively, the "Transactions"):

(i)           The Stockholders shall:

(A)           pay or cause the Company to be paid cash, by wire transfer of immediately available funds, the amount of One Million Dollars ($1,000,000);

(B)           tender to the Company in the aggregate 15,000 Shares having an aggregate redemption price of $16,500,000;

(ii)           The Company shall distribute all of the APSG Interests to the Stockholders in exchange for the Stockholders' (A) paying to the Company the above-described cash payment of $1,000,000, and (B) tendering to the Company the above-described 15,000 Shares for redemption; and

(iii)           The Stockholders and the Company shall enter into that certain Membership Interest Option Agreement (the "Option Agreement") in the form attached as Exhibit A, pursuant to which the Stockholders shall grant to the Company an option (the “Option”) to repurchase the APSG Interests within six (6) months following the Effective Date of this Agreement at a cash purchase price equal to the sum of (i) $15,525,000, plus (ii) the amount of any net investment made in APSG concurrently with and following the closing of the Agreement and prior to the closing of the purchase of the APSG membership interests pursuant to exercise of the Option.

F.             The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which they shall undertake the Transactions.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Defined Terms.   The following terms shall have the following respective meanings.   All capitalized terms that appear in this Agreement and are not defined herein shall have the respective meanings ascribed thereto in the Certificate of Designation.

1.1        "APSG" has the meaning ascribed thereto in the Recitals.
1.2        "APSG Certificate of Formation" means that certain Certificate of Formation as filed with the Delaware Secretary of State on January 17, 2008.

1.3        "APSG Interests" has the meaning ascribed thereto in the Recitals.

1.4        "APSG Operating Agreement" means that certain Operating Agreement dated January 17, 2008, as amended by that certain First Amendment dated April 8, 2010.

1.5        "Cash Payment" has the meaning ascribed thereto in Section 2.2(b), below.

1.6        "Certificate of Designation" has the meaning ascribed thereto in the Recitals.

1.7        "Closing Date" has the meaning ascribed thereto in Section 2.2, below.

1.8         'Common Stock" means the common stock of the Company, par value $0.001 per share.

1.9        "Disclosure Schedule" has the meaning ascribed thereto in the first paragraph of Section 4, below.

1.10      "Financial Statements Date" means December 31, 2010.

1.11      "Intellectual Property Rights" means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, certifications, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of APSG's business as now conducted and as presently proposed to be conducted.

1.12      "Knowledge," as applied to the Company, means the current actual knowledge of the officers of the Company, after conducting such inquiry and investigation as would be conducted by a reasonably prudent Person seeking to determine the existence of a state of facts, including (to the extent such term is used in reference to APSG) an inquiry of officers of APSG after providing them a copy of the representation with respect to which such inquiry is being conducted.

1.13      "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (a) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings or that are otherwise not material and are fully reserved against in the Financial Statements, (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (e) restrictions on transfer of securities imposed by applicable state and federal securities laws.

1.14      "Material Adverse Effect" means an occurrence or circumstance having a consequence that, individually or in the aggregate, is materially adverse as to the business, properties, assets, liabilities, affairs, prospects, operations, operating results, or condition (financial or otherwise) of APSG, individually or taken as a whole; provided, however, that such term shall not include any circumstance or change related to (a) general economic conditions, (b) securities markets generally, (c) the specific industry in which the Company operates, to the extent that they do not have a materially disproportionate effect on the Company relative to other industry participants; and (d) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on the Company.

1.15      "Option Agreement" has the meaning ascribed thereto in the Recitals.

1.16      "Person" means an individual, a corporation, a limited partnership, general partnership, limited liability company, trust, fiduciary, governmental entity, and each other entity and status that is recognized as a separate legal person under applicable law.

1.17      "Purchase Consideration" has the meaning ascribed thereto in Section 2.1, below.

1.18      "Redeemed Shares" has the meaning ascribed thereto in Section 2.2(b), below.

1.19      "Restated Certificate" has the meaning ascribed thereto in the Recitals.

1.20      "Securities" means the APSG Interests.

1.21      "Shares" has the meaning ascribed thereto in the Recitals.

1.22      "Tax" or "Taxes" means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

1.23      "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

1.24      "Transaction Documents" means this Agreement, the Option Agreement,  and each other certificate, agreement, instrument, and document that a party is obligated to execute and deliver pursuant to this Agreement.

2.            Redemption of Shares and Purchase of APSG Interests.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign, transfer and convey to the Stockholders, and the Stockholders agree to purchase and acquire from the Company, all of the APSG Interests, free and clear of all liens, charges, restrictions and encumbrances of any kind or nature whatsoever.   That portion of the APSG Interests being acquired by each Stockholder is set forth opposite the name of such Stockholder on Schedule 1 attached hereto.

2.1        Purchase Consideration.  The aggregate purchase consideration (the "Purchase Consideration") for the APSG Interests shall be the sum of (a) One Million Dollars ($1,000,000) in cash, and (b) the Stockholders' assignment to the Company of 15,000 Shares of the Company's Series A Preferred Stock.

2.2        Payment of Cash and Assignment of Shares. On the terms and subject to the conditions set forth in this Agreement, the Stockholders shall pay cash and transfer shares of Series A Preferred Stock to the Company on the Effective Date of this Agreement (the "Closing Date") as follows:

(a)           Cash Payment.  On the Closing Date, the Stockholders shall pay or cause the Company to be paid cash, by wire transfer of immediately available funds, in the aggregate amount of One Million Dollars ($1,000,000) (the "Cash Payment").   Each Stockholder shall tender or cause to be tendered that portion of the Cash Payment set forth opposite such Stockholder's name on Schedule 1 attached hereto.

(b)           Redemption of Series A Preferred Stock.   On the Closing Date, the Stockholders shall sell, assign, and transfer to the Company 15,000 Shares (the "Redeemed Shares"), which Redeemed Shares have an aggregate redemption price of Sixteen Million Five Hundred Thousand Dollars ($16,500,000).   Each Stockholder shall tender to the Company on the Closing Date the number of Redeemed Shares set forth opposite such Stockholder's name on Schedule 1 attached hereto and a corresponding stock assignment in form and substance reasonably acceptable to the Company.

2.3        Rights Conveyed.  The Company acknowledges and agrees that the APSG Interests being transferred to the Stockholders pursuant to this Agreement includes, inter alia, the entire interest of Company in each of the following: (a) the entire equity capital contribution previously made by Company to APSG allocable to such interest; and (b) all rights to the income of and distributions from APSG which are allocable to the APSG Interest for the period commencing on the Closing Date.

2.4        Redemption Price.  The Company agrees that in accordance with the Settlement Agreement, the redemption price of each issued and outstanding Share is One Thousand One Hundred Dollars ($1,100).

3.            [Intentionally Omitted].

4.            Representations and Warranties Regarding Company.   As a material inducement to the Stockholders to enter into this Agreement, consummate the Transactions, and acquire the APSG Interests hereunder, the Company previously delivered to the Stockholders that certain Disclosure Schedule attached hereto as Exhibit B (the "Disclosure Schedule"), which specifically identifies the relevant subparagraphs of this Section 4 or Section 5, below, to which the exceptions set forth therein relate, the Company hereby represents and warrants to each Stockholder that as of the Closing Date:

4.1        Corporate Organization.  The Company is duly incorporated and in good standing under the laws of the State of Delaware, and this Agreement and the other Transaction Documents (A) have been duly approved by the Company by all necessary corporate action, (B) do not violate the Company's charter, bylaws or material agreements, and (C) shall be binding on the Company in accordance with their terms (except as may be limited by bankruptcy laws and the availability of equitable remedies).

4.2       Authorization.  All corporate action required to be taken by the Company’s board of directors and stockholders, if any, in order to authorize the Company to enter into the Transaction Documents and to issue the Shares at the Closing has been taken.   All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing.  The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3        Transactions and Company Assets.

(a)           Transactions.  The Company’s assets exceed its liabilities and the Company will have sufficient "surplus" (as such term is used in Section 154 of the Delaware Corporations Code) to lawfully effect the redemption Transaction contemplated by this Agreement.

(b)           Board Determinations.  The Board of Directors and management of the Company have determined in good faith that:

(i)             The Transactions contemplated by this Agreement will result in the Company receiving a reasonably equivalent value in exchange for the distribution of APSG Interests to the Stockholders as further described herein;

(ii)           Immediately after giving effect to the Transactions contemplated by this Agreement, including the Company’s receipt of One Million Dollars ($1,000,000) of cash from the Stockholders hereunder and the complete redemption and conversion of all issued and outstanding shares of the Series A Preferred Stock, the Company (A) by reason of having received such $1,000,000 in cash, will have improved its liquidity, (B) will not have any long-term indebtedness, and (C) will have a current ratio (i.e., the ratio of its "current assets" to its "current liabilities" (as such terms are defined for purposes of United States generally accepted accounting principles consistently applied)) in excess of one (1.0); and

(iii)         The Company will be better-positioned to raise equity capital in order to fund the operation and growth of its businesses remaining after the closing of the Transactions.

4.4       Title. The Company is the sole legal and beneficial owner of the APSG Interests, and has full power and every right and lawful authority to make, execute, and deliver this Agreement and each other Transaction Document and to perform its obligations hereunder and thereunder without the consent of any other Person. The Company holds the APSG Interests free and clear of all Liens and claims of any type or kind whatsoever, and no Person (other than the Stockholders pursuant to this Agreement) has any option or other right to acquire all or any portion of the APSG Interests.   Upon execution and delivery of this Agreement by the parties and the performance by the parties of their obligations hereunder, the Stockholders shall acquire title to the APSG Interests free and clear of all Liens and claims whatsoever.

4.5       Brokers and Finders.  The Company has not retained any investment banker, broker or finder in connection with the Transactions contemplated by this Agreement.

5.            Representations and Warranties of Company with Regard to APSG.   The Company hereby represents and warrants to each Stockholder that, except as set forth in the Disclosure Schedule:

5.1        Corporate Organization and Authority.  APSG (a) is a limited liability company duly organized, validly existing, authorized to exercise all its powers, rights and privileges, and in good standing under the laws of the State of Delaware; (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted or contemplated to be conducted; and (c) is duly qualified or licensed to do business as a foreign corporation in, and is in good standing under the laws of each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

5.2        Capitalization.

(a)           Membership Interest.  Immediately prior to the Closing, the APSG Interests are the only authorized membership interests in APSG, all of which are issued and outstanding and owned solely by the Company.

(b)           Other Securities.  Except for the rights of the Stockholders under this Agreement, there are not outstanding any options, warrants, rights (including conversion or preemptive rights), or other securities that are convertible into or exchangeable for any equity securities of APSG, or any other agreements providing for the purchase or acquisition from APSG or the Company of any equity securities of APSG (or of any securities convertible into or exercisable for any such equity securities of APSG).  Except for the Transaction Documents, the Company is not a party to or subject to any agreement or understanding, and to the Company's Knowledge there is no agreement or understanding between any individuals and/or entities, which affects or relates to the voting or giving of written consents with respect to any of the APSG Interests or the voting by any manager of APSG.

5.3        Subsidiaries.  Except as set forth in Section 5.3 of the Disclosure Schedule, (a) APSG does not own, have any investment in, or control, directly or indirectly, or hold any rights to acquire any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity, nor has APSG ever held any such interest, and (b) APSG is not a participant in any joint venture, partnership or similar arrangement.

5.4        Valid Issuance of APSG Interests.  The APSG Interests were duly and validly issued, sold and delivered to the Company at original issuance in full compliance with all applicable federal and state securities laws, and are fully paid and nonassessable.  The APSG Interests are not certificated securities for purposes of Article 8 of the Uniform Commercial Code (as in effect in the State of Delaware).   Subject to the accuracy of each Stockholder's representations in Section 6, below, the APSG Interests are being transferred and assigned to the Stockholders hereunder in compliance with all applicable federal and state securities laws. The APSG Interests are not subject to any restrictions upon transfer or voting or upon the exercise of any other right, preference, or privilege of the holder thereof, except for such restrictions as may be imposed by (a) the APSG Certificate of Formation, (b) the APSG Operating Agreement or (c) applicable federal and state securities laws.

5.5        Governmental Consents and Filings.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company or APSG in connection with the transfer and distribution of the APSG Interests to the Stockholders hereunder or the consummation of the other Transactions contemplated by this Agreement.

5.6        Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge, or investigation pending or, to the Company's Knowledge currently threatened, (i) against APSG or, to the Company's Knowledge, any key employee or officer of APSG arising out of such Person's employment or relationship with APSG; (ii) that questions the validity of the Transaction Documents or the right or power of the Company to enter into them or to consummate the Transactions contemplated by the Transaction Documents; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither APSG nor, to the Company’s Knowledge, any of its key employees or officers is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers  or key employees, such as would affect APSG).  There is no action, suit, proceeding or investigation by APSG pending or which APSG intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company or APSG) involving the prior employment of any of APSG's employees, their services provided in connection with APSG's business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

5.7        Intellectual Property Rights.  To the Company’s Knowledge, APSG owns or possesses or can acquire on commercially reasonable terms, sufficient legal rights to all APSG Intellectual Property Rights without any known conflict with, or infringement of, the rights of others.  To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by APSG violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the APSG Intellectual Property Rights, nor is APSG bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  Neither the Company nor APSG has received any written communications alleging that APSG has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  APSG has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with APSG's business.  To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company or APSG.  Each employee and consultant has assigned to APSG all intellectual property rights he or she owns that are related to APSG's business as now conducted and as presently proposed to be conducted.  Section 5.7 of the Disclosure Schedule lists all APSG Intellectual Property Rights.  The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.  For purposes of this Section 5.7, the Company shall be deemed to have knowledge of a patent right if the Company or APSG has actual knowledge of such patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

5.8       Compliance with Other Instruments.  APSG is not in violation or default (i) of any provisions of its Certificate of Formation or limited liability company agreement, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to APSG, the violation or default of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Documents and the consummation of the Transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of APSG or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to APSG.

5.9       Agreements; Actions

(a)           Except for the Transaction Documents, there are no agreements, understandings, instruments, contracts or proposed transactions to which APSG is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, APSG in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from APSG, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the APSG's exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by APSG with respect to infringements of proprietary rights, or (v) the lease of any real property in consideration of rental payments exceeding $25,000 in any period of twelve (12) consecutive months.

(b)           APSG has not (i) declared or paid any distributions, or authorized or made any distribution upon or with respect to any class or series of its membership interests, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 5.9, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)           APSG is not a guarantor or indemnitor of any indebtedness of any other Person.

5.10     Certain Transactions.  Other than (i) standard employee benefits generally made available to all employees, and (ii) standard director and officer indemnification agreements approved by APSG's board of managers, there are no agreements, understandings or proposed transactions between APSG and any of its officers, directors, consultants or key employees, or any affiliate thereof. APSG is not indebted, directly or indirectly, to the Company, any Affiliates of the Company, or to any of its managers, officers or employees or to their respective spouses or children or to any affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.   None of APSG's managers, officers or employees, or any members of their immediate families, or any affiliate of the foregoing are, directly or indirectly, indebted to APSG or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of APSG's customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which APSG is affiliated or with which APSG has a business relationship, or any firm or corporation which competes with APSG except that managers, officers or employees of the Company may own stock in (but not exceeding one percent (1.0%) of the outstanding capital stock of) publicly traded companies that may compete with APSG, or (iii) financial interest in any material contract with APSG.

(b)           APSG is not a party to any contract, agreement or arrangement with the Company or any of its Affiliates.   APSG has not guaranteed any of the debts or obligations of the Company or any of its Affiliates.

5.11     Rights of Registration and Voting Rights.  APSG is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  The Company has not entered into any agreements with respect to the voting of the APSG Interests.

5.12     Absence of Liens. The property and assets that APSG owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair APSG's ownership or use of such property or assets.

5.13     Financial Statements.

(a)           The Company has delivered to each Stockholder (i) APSG's audited income statements for the 12-month periods ended December 31, 2008, and December 31, 2009, and unaudited income statements for the 12-month period ended December 31, 2010, (ii) audited balance sheets as of December 31, 2008, and December 31, 2009, and an unaudited balance sheet dated as of December 31, 2010 (the "Financial Statements").  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles.  The Financial Statements fairly present in all material respects the financial condition and operating results of APSG as of the dates, and for the periods, indicated therein.  Except as set forth in the Financial Statements and in the list of accounts payable included at Section 5.13(b) of the Disclosure Schedule, APSG has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to Financial Statements Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  APSG maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

(b)           There is set forth in Section 5.13(b) of the Disclosure Schedule a list of the accounts receivable and accounts payable of APSG as of the last business day prior to the Effective Date of this Agreement.

5.14     Changes.

(a)           Financial Statements Date.  Since the Financial Statements Date, there has not been:

(i)            any change in the assets, liabilities, financial condition or operating results of APSG from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii)           any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii)          any waiver or compromise by APSG of a valuable right or of a material debt owed to it;

(iv)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v)           any material change to a material contract or agreement by which APSG or any of its assets is bound or subject;

(vi)          any material change in any compensation arrangement or agreement with any employee, officer, manager or member;

(vii)        any resignation or termination of employment of any officer or key employee of APSG;

(viii)       any pledge, creation of a security interest or lien in any of APSG's material properties or assets, except for liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair APSG's ownership or use of such property or assets;

(ix)         any loans or guarantees made by APSG to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x)           any declaration, setting aside or payment or other distribution in respect of any of APSG's equity securities, or any direct or indirect redemption, purchase, or other acquisition of any of such equity securities by APSG;

(xi)          any sale, assignment or transfer of any APSG Intellectual Property Rights that could reasonably be expected to result in a Material Adverse Effect;

(xii)        receipt of notice that there has been a loss of, or material order cancellation by, any major customer of APSG;

(xiii)       to the Company’s, any other event or condition of any character, other than events affecting the economy or APSG's industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(xiv)       any arrangement or commitment by APSG to do any of the things described in this Section 5.14(a).

(b)           December 1, 2010.  Since December 1, 2010, APSG has not:

(i)            Made any distributions of cash or other property to the Company with respect to the APSG Interests;

(ii)           Made any loans or other advances to the Company ; or

(iii)         Paid or guaranteed any debts or obligations of the Company; or

(iv)         Made or entered into any commitment or arrangement to do any of the things described in this Section 5.14(b).

5.15      Employee Matters

(a)           As of the date hereof, APSG employs such full-time employees, part-time employees and consultants or independent contractors as are listed in Section 5.15 of the Disclosure Schedule, which sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of APSG who received compensation in excess of $10,000 for the fiscal year ended December 31, 2010, or is anticipated to receive compensation in excess of $25,000 for the fiscal year ending December 31, 2011.

(b)           To the Company's Knowledge, none of APSG's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to perform the employee's duties as an employee of APSG that would conflict with APSG's business.  Neither the execution or delivery of the Transaction Documents, nor the carrying on of APSG's business by the employees of APSG, nor the conduct of APSG's business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)           APSG is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. APSG has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  APSG has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of APSG and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)           To the Company's Knowledge, no key employee intends to terminate employment with APSG or is otherwise likely to become unavailable to continue as a key employee, nor does APSG have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of APSG is terminable at the will of APSG.  Except as set forth in Section 5.15 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.  Except as set forth in Section 5.15 of the Disclosure Schedule, APSG has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)           Except as set forth in Section 5.15 of the Disclosure Schedule, APSG has not made any representations regarding equity incentives to any officer, employees, director or consultant.

(f)            Each former key employee whose employment was terminated by APSG has entered into an agreement with APSG providing for the full release of any claims against APSG or any related party arising out of such employment.

(g)            Section 5.15 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by APSG, or which APSG participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  APSG has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA,  and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h)            APSG is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's Knowledge or APSG, has sought to represent any of the employees, representatives or agents of APSG.  There is no strike or other labor dispute involving APSG pending, or to the Company's Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company or APSG aware of any labor organization activity involving its employees,

(i)            To the Company's Knowledge, none of the key employees or manager of APSG has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

5.16     Tax Returns and payments.  There are no federal, state county, local or foreign taxes due and payable by APSG which have not been timely paid.  There are no accrued and unpaid federal, state, county, local or foreign taxes of APSG which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  APSG has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statues of limitations with respect to taxes for any year.

5.17     Insurance.  APSG has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

5.18     Confidential Information and Invention Assignment Agreements.  Each current and former employee, consultant and officer of APSG has executed an agreement with APSG regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Stockholders (the "Confidential Information Agreements").  No current or former key employee has excluded works or inventions from his or her assignment of inventions pursuant to such key employee’s Confidential Information Agreement.  Neither the Company nor APSG is aware that any of its key employees is in violation thereof.

5.19     Permits.  APSG has all permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  APSG is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.20     Corporate Documents.  The APSG Certificate of Formation and the APSG LLC Agreement are in the form provided to the Stockholders.  The copy of the minute book of APSG provided to the Stockholders contains minutes of all meetings of managers and members and all actions by written consent without a meeting by the managers and members since the date of formation and accurately reflects in all material respects all actions by the managers (and any committee of managers) and members with respect to all transactions referred to in such minutes.

5.21     Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect, (a) APSG is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a "Hazardous Substance") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by APSG; (c) there have been no Hazardous Substances generated by APSG that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by APSG, except for the storage of hazardous waste in compliance with Environmental Laws.  APSG has made available to the Stockholders true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.  For purposes of this Section 5.21, "Environmental Laws" means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

5.22     Full Disclosure.   No representation or warranty of the Company contained in this Agreement (as qualified by the Disclosure Schedule), and no certificate furnished or to be furnished to the Stockholders at the Closing as required hereunder, contains any untrue statement of a material fact or, to the Company's Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6.            Representations and Warranties of Stockholders.  Each Stockholder hereby represents and warrants to the Company, severally and not jointly, that:

6.1       Authorization.  This Agreement (i) has been duly approved by Stockholder by all necessary corporate (or similar) action, (ii) does not violate Stockholder’s charter, bylaws (or equivalent organizational documents) or material agreements, and (iii) shall be binding on Stockholder in accordance with its terms (except as may be limited by bankruptcy laws and the availability of equitable remedies)

6.2        Ownership.  Stockholder is the sole legal and beneficial owner of the number of Shares set forth opposite the name of such Stockholder on Schedule 1 attached hereto, and has full power and every right and lawful authority to make, execute, and deliver this Agreement and perform his obligations hereunder without the consent or approval of any other Person.

6.3        Title. The Shares held by Stockholder are free and clear of all liens and claims of any type or kind whatsoever, and no Person (other than the Company pursuant to this Agreement) has any option or other right to acquire such Shares.  Upon execution and delivery of this Agreement by the parties and the performance by the parties of their obligations hereunder, the Company shall acquire title to the Shares free and clear of all liens and claims whatsoever.

6.4        Transfer.  Stockholder's Shares are not subject to any restrictions upon transfer or voting or upon the exercise of any other right, preference, or privilege of the holder thereof, except for such restrictions as may be imposed by the certificate of incorporation or bylaws of the Company or such restrictions on transfer as may be imposed by the securities laws of the United States or any state.

6.5        Brokers and Finders.  Stockholder has not retained any investment banker, broker or finder in connection with the Transactions contemplated by this Agreement.

6.6        Purchase Entirely for Own Account.  This Agreement is made with Stockholder in reliance upon Stockholder's representation to the Company, which by Stockholder's execution of this Agreement Stockholder hereby confirms, that the APSG Interests will be acquired for investment for Stockholder's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, Stockholder further represents that it has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the APSG Interests hereunder.

6.7        Investment Experience and Disclosure of Information.  Stockholder (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the APSG Interests hereunder; (ii) has the ability to bear the economic risks of its prospective investment; and (iii) is able to bear the economic risk of its investment and to hold such APSG Interests for an indefinite period of time.

6.8        Accredited Investor.  Stockholder is an "accredited investor," as such term is defined for purposes of Rule 501 of Regulation D, as presently in effect, promulgated by the Commission.

7.           [Intentionally Omitted]

8.           Conditions to Closing

8.1        Conditions to Stockholders' Obligations.  The obligations of each Stockholder under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by such Stockholder but which waiver shall not be effective against any Stockholder who does not consent in writing thereto.

(a) Representations and Warranties.  The representations and warranties of the Company contained in Sections 4 and 5 shall be true on and as of the Closing with the same effect as if made on and as of the Closing.

(b)           Performance.  The Company shall have performed or fulfilled all agreements, obligations and conditions contained herein required to be performed or fulfilled by the Company before the Closing.

(c)           Secretary’s Certificate.  The Secretary of the Company shall deliver to each Stockholder at the Closing a certificate stating that the copies attached certificate of incorporation and Bylaws and the resolutions of its Board of Directors relating to the sale of the APSG Interests are true and complete copies of such documents and resolutions.

(d)           Compliance Certificate.  The Company shall have delivered to the Stockholders a compliance certificate, dated as of the Closing, signed by the Company's President, certifying that the conditions set forth in Sections 8.1(a) and (b) have been satisfied and stating that there shall have been no Material Adverse Effect with respect to the Company since the Financial Statements Date.

(e)           Authorization of the Board of Directors of the Company.  The Board of Directors shall have duly adopted resolutions authorizing the execution, delivery and performance of this Agreement, the Transaction Documents, and each of the agreements contemplated hereby, the redemption of the Shares, the sale of the APSG Interests, and the consummation of all other Transactions contemplated by this Agreement and the Transaction Documents.

(f)           Assignment of Membership Interest.   The Company shall execute and deliver an Assignment of Membership Interest in the form attached hereto as Exhibit C, vesting in each Stockholder that percentage of the APSG Interests set forth the name of such Stockholder on Schedule 1 attached hereto.

(g)           Good Standing Certificates.  The Company shall have delivered to Stockholders certificates of good standing (including tax good standing) for both the Company and APSG issued by the Secretary of State for the State of Delaware and the applicable authority for any other jurisdiction in which the Company and APSG, respectively, is qualified to do business, dated as of a date more than five (5) business days prior to the Closing Date.

(h)           Consents and Qualifications.  The Company shall have obtained (i) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal), and (ii) all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the transactions contemplated by this Agreement shall be duly obtained and effective as of the Closing.

8.2           Conditions to Company's Obligations.  The obligations of the Company under Section 2 of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Company:

(a)           Representations and Warranties.  The representations and warranties of each Stockholder contained in Section 6 shall be true on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

(b)           Performance.  The Stockholders shall have performed or fulfilled all agreements, obligations and conditions contained herein required to be performed or fulfilled by the Stockholders before the Closing.

(c)           Delivery of Certificates.  Each of the Stockholders shall have delivered all stock certificates representing the number of Shares set forth opposite its name on Schedule 1 hereto, and an executed stock assignment separate from certificate in a form reasonably acceptable to the Company, assigning such Shares to the Company.

(d)           Payment of Purchase Consideration.  Each of the Stockholders shall have delivered the cash portion of the Purchase Consideration by wire transfer or other immediately available funds, the sum set forth opposite such Stockholder's name specified in Schedule 1.

(e)           Option Agreement.  WCOF and CVF shall have executed and delivered the Option Agreement.

(f)           Secretary’s Certificate.  Each Secretary (or other authorized Person) of each of the Stockholders shall deliver to the Company at the Closing a certificate stating that the attached certificate of formation, or equivalent, and operating agreement, or equivalent, and the resolutions of its governing body (or, as applied to CVF, that of its general partner) relating to the purchase of the APSG Interests are true and complete copies of such documents and resolutions.

(g)           Compliance Certificate.  Each Stockholder shall have delivered to the Company a compliance certificate, dated as of the Closing, signed by such Stockholder’s chief executive officer, Manager, general partner, or equivalent, certifying that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied.

(h)           Authorization of the Governing Body of the Stockholders.  The governing body of each Stockholder (or, as applied to CVF, that of its general partner) shall have duly adopted resolutions authorizing the execution, delivery and performance of this Agreement, the Transaction Documents, and each of the agreements contemplated hereby, the redemption of the Shares, the purchase of the APSG Interests, and the consummation of all other Transactions contemplated by this Agreement and the Transaction Documents.

9.           Additional Covenants of Parties

9.1           Indemnification.

(a)           In consideration of each Stockholder's execution and delivery of the Transaction Documents and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall indemnify, defend, and hold harmless each Stockholder and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the Transactions contemplated by this Agreement) (collectively, the "Stockholder Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the "Indemnified Liabilities"), provided, however, that Indemnified Liabilities shall not include any speculative, consequential, special, exemplary or punitive damages, incurred by any Stockholder Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Stockholder Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (ii) the status of such Stockholder or holder of the Securities as an investor in the Company pursuant to the Transactions contemplated by the Transaction Documents.

(b)           In consideration of the Company’s execution and delivery of the Transaction Documents and in addition to all of the Stockholders’ other obligations under the Transaction Documents, each of the Stockholders shall, jointly and severally, indemnify, defend, and hold harmless the Company and all of its stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the Transactions contemplated by this Agreement) (collectively, the "Company Indemnitees") from and against any and all Indemnified Liabilities incurred by any Company Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Stockholders in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (b) any breach of any covenant, agreement or obligation of the Stockholders contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby.

(c)           Notwithstanding anything to the contrary in this Agreement, the aggregate amount of Indemnified Liabilities that may be recovered by the Company Indemnitees or the Stockholder Indemnities pursuant to any and all claims for indemnification made pursuant to Section 9.1 of this Agreement, shall not exceed $1,000,000.

(d)           Subject to the foregoing limitations in Section 9.1(c) of this Agreement, to the extent that the foregoing undertakings by the Company and Stockholders may be unenforceable for any reason, the Company and Stockholders, as applicable, shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(e)           Promptly after receipt by a Company Indemnitee or Stockholder Indemnitee under this Section 9.1 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Company Indemnitee or Stockholder Indemnitee shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 9.1, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and Company Indemnitee or Stockholder Indemnitee, as the case may be; provided, however, that an Company Indemnitee or Stockholder Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Company Indemnitee or Stockholder Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Company Indemnitee or Stockholder Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Company Indemnitee or Stockholder Indemnitee and any other party represented by such counsel in such proceeding. In the case of a Stockholder Indemnitee, legal counsel referred to in the immediately preceding sentence shall be selected by the Stockholders holding at least a majority in interest of the Securities to which the Claim relates.  The Company Indemnitee or Stockholder Indemnitee shall cooperate reasonably with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Company Indemnitee or Stockholder Indemnitee which relates to such action or Claim. The indemnifying party shall keep the Company Indemnitee or Stockholder Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the prior written consent of the Company Indemnitee or Stockholder Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnitee or Stockholder Indemnitee of a release from all liability in respect to such Claim or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Company Indemnitee or Stockholder Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Company Indemnitee or Stockholder Indemnitee under this Section 9.1.

(f)           The indemnification required by this Section 9.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(g)           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Company Indemnitee or Stockholder Indemnitee against the indemnifying party or others and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

(h)            To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 9.1 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Securities.

(i)           The representations, warranties, covenants and agreements of the parties made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive until the earlier of (i) the closing of the transactions contemplated under the Option Agreement or (ii) the first anniversary of the Closing.  All covenants and agreements of the parties set forth in this Agreement, in each case to be performed or complied with at or following the Closing, shall survive the Closing, continue in effect and expire in accordance with their respective terms.

9.2           Release of Claims.

(a)           Release and Waiver by Company.  Except for "Excluded Claims" (as defined in Section 9.2(c), below), the Company hereby releases and discharges the Stockholders, APSG, and each of their respective officers, directors, employees, managers, insurance carriers, other agents, vendors, consultants, and the successors and assigns of each of the foregoing (all such parties collectively are hereinafter referred to as the "Stockholder Released Parties"), of and from any and all claims, costs, damages, expenses, liabilities, obligations and causes of action, whether known or unknown, of every type and kind whatsoever, which the Company now has or may hereafter discover against any or all of the Stockholder Released Parties, arising prior to the date hereof and arising from or relating in any way to the acquisition, ownership or sale of the Securities, the performance as an officer and/or director of the Company or any of its subsidiaries by any of the Stockholder Released Parties, and all matters relating to any of the foregoing.   The Company acknowledges that the foregoing is intended to be a general release of the claims described in the preceding sentence, and that such release shall extend to claims and causes of action relating thereto of which the Company currently may not be aware.

(b)           Release and Waiver and Covenant by Stockholders.

(i)           Conditional Release.  Except for "Excluded Claims" (as defined in Section 9.3(c), below), and provided that the Company does not become a debtor-party to a bankruptcy proceeding under the United States Bankruptcy Code within two (2) years following the Effective Date of this Agreement, each Stockholder hereby releases and discharges the Company and each of its officers, directors, employees, managers, insurance carriers, other agents, vendors, consultants, and the successors and assigns of each of the foregoing (all such parties collectively are hereinafter referred to as the "Company Released Parties"), of and from any and all claims, costs, damages, expenses, liabilities, obligations and causes of action, whether known or unknown, of every type and kind whatsoever, which such Stockholder now has or may hereafter discover against any or all of the Company Released Parties, arising prior to the date hereof.  Each of the Stockholders acknowledges that the foregoing is intended to be a general release of the claims described in the preceding sentence, and that such release shall extend to claims and causes of action relating thereto of which each Stockholder currently may not be aware.

(ii)           Forbearance.  Provided that the Company does not become a debtor-party to a bankruptcy proceeding under the United States Bankruptcy Code within two (2) years following the Effective Date of this Agreement, each Stockholder covenants and agrees that such Stockholder shall not assert against any Company Released Party during such two-year period any claim that such Stockholder may have that arises form acts or omissions occurring prior to the Effective Date of this Agreement.

(c)           Excluded Claims.   For purposes of this Agreement, the term "Excluded Claims" means (i) any claim arising from a breach by the Company or a Stockholder of any of its representations, warranties, covenants, or other obligations under this Agreement or the Option Agreement, and (ii) the claim of each Stockholders to receive, as a stock dividend upon their respective shares of Series A Preferred Stock, the num

9.3           Termination of Restrictions in Settlement Agreement.  The Company and Stockholders acknowledge and agree that (a) all restrictions on transfer or ownership of Company capital stock imposed on the members of management of the Company and members of the board of directors of the Company set forth in the Settlement Agreement are hereby terminated and (b) all proxies given by the members of management and members of the board of directors of the Company to the Stockholders or any other person pursuant to the Settlement Agreement are hereby revoked and of no further force or effect.

10.           Miscellaneous.

10.1         Notices.  All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when Personally delivered, (b) on the third (3rd)  business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (c) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the date on which deposited with a regulated public carrier or nationally recognized overnight commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the Party for whom intended at the mailing address, email address, or facsimile number set forth on the signature page of this Agreement for such Party, or such other mailing address, email address, or facsimile number, notice of which has been delivered in a manner permitted by this Section 10.1.

10.2         Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute under or in connection with this Agreement or the other documents or agreements contemplated hereby ) or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.3         Counterparts; electronic Signatures.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement may be executed by signatures delivered by facsimile or email, and a copy hereof that is executed and delivered by a Party by facsimile or email will be binding upon that Party to the same extent as a copy hereof containing that Party's original signature.

10.4         Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10.5         Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

10.6         Entire Agreement; Amendments.  This Agreement and the other Transaction Documents (as amended pursuant hereto) supersede all other prior oral or written agreements between the Holders, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents (as amended pursuant hereto) and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Holder makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Stockholders holding a majority of the Series A Preferred Stock prior to the Closing (the "Required Holders"), and any amendment to this Agreement made in conformity with the provisions of this Section 10.6 shall be binding on all Stockholders, as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding.

10.7         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Securities.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders.  A Stockholder may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Stockholder hereunder with respect to such assigned rights.

10.8         No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.9         Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions contemplated hereby.

10.10      No Strict Construction.  This Agreement is the result of negotiations between the Parties and neither of the Parties entering into this Agreement has acted under any duress or compulsion, whether legal, economic or otherwise.  The Parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared this Agreement or any earlier draft of the same.  In this Agreement, the word "Person" includes any individual, company, trust or other legal entity of any kind, and the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to."  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural.  Unless otherwise expressly indicated herein, the words "hereof," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to "Section" herein shall refer to the sections and paragraphs of this Agreement unless specifically stated otherwise.

10.11      Independent Nature of Stockholders’ Obligations and Rights.  The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement.  Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the Stockholders as, and the Company acknowledges that the Stockholders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholders are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the Transactions contemplated by this Agreement and the Company acknowledges that the Stockholders are not acting in concert or as a group with respect to such obligations or the Transactions contemplated hereby.  The Company acknowledges and each Stockholder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Stockholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, each Stockholder and the Company have caused their respective signature page to this Securities Redemption Agreement to be duly executed as of the date first written above.

COMPANY:

AMERICAN DEFENSE SYSTEMS, INC.

By:
Name: Anthony Piscitelli
Title: Chief Executive Officer

Address, Facsimile No., & Email for Notices:

American Defense Systems, Inc.
230 Duffy Avenue, Unit C
Hicksville, NY 11801
Telephone: (516) 390-5300
Facsimile: (516) 390-5308
Email: _____________________________
Attention: Chief Financial Officer

With a copy to:

Jeffrey Houle, Esq.
DLA Piper
500 Eighth Street, NW
Washington, DC 20004
Telephone: (202) 799-4208
Facsimile: (202) 799-5208
Email: Jeffrey.Houle@dlapiper.com

[Signatures continued on following page]

Signature Page
to
Securities Redemption Agreement

[Signature page to Securities Redemption Agreement continued]

"WCOF:"

WEST COAST OPPORTUNITY FUND, LLC

By:
Name:
Title:

Address, Facsimile No., & Email for Notices:

West Coast Opportunity Fund, LLC
c/o West Coast Asset Management, Inc.
1205 Coast Village Road
Montecito, California 93108
Attention: R. Atticus Lowe
Telephone: (805) 653-5333
Facsimile No.: (805) 648-6466
Email: alowe@wcam.com

With a copy to:

Reicker, Pfau, Pyle & McRoy LLP
1421 State Street, Suite B
Santa Barbara, CA 93101
Telephone: (805) 966-2440
Facsimile: (805) 966-3320
Attention: Michael E. Pfau, Esq.

[Signatures continued on following page]

Signature Page
to
Securities Redemption Agreement

[Signature page to Securities Redemption Agreement continued]

"CVF:"

CENTAUR VALUE FUND, LP

By:
Name:
Title:

Address, Facsimile & Email Address for Notices:

Centaur Value Fund, LP
ATTN: Zeke Ashton
Southlake Town Square
1460 Main Street Suite 234
Southlake, Texas 76092
Telephone: (817) 488-9632
Facsimile No.: (817) 488-9648
Email: ZAshton@CentaurCapital.com

Signature Page
to
Securities Redemption Agreement

SCHEDULE 1

Stockholders

	Redemption Transaction
Stockholder	No. of Shares of Series A Preferred Stock Owned by Stockholder Immediately prior to Effective Date	No. of Shares of Series A Preferred Stock to be Redeemed from Stockholder	Percentage of APSG Membership Interests Issued to Stockholder	Cash Payment

West Coast Opportunity Fund, LLC	14,025	14,025	93.5%	$935,000

Centaur Value Fund, LP	975	975	6.5%	$65,000

TOTAL:	15,000	15,000	100.0%	$1,000,000

Exhibit A

Option Agreement

Exhibit B

Company Disclosure Schedule

Exhibit C

Assignment of Membership Interest